Exhibit 10.55

NOTE PURCHASE AGREEMENT

THIS AGREEMENT is made this 10th day of March, 2011 by and among the University License Equity Holdings, Inc., a Colorado non-profit corporation (“Assignor”), DMBM Inc., a New York Corporation (“Assignee”) and Viral Genetics, Inc., a Delaware corporation (the “Company”)

WHEREAS, Assignor holds a 5% Unsecured Convertible Debenture in the original principal amount of $116,108.19 (the “Note”), having an outstanding balance as of the date of this Agreement of $123,765.60 (principal plus accrued interest);

WHEREAS, Assignor is desirous of selling the Note in six tranches (the “Tranches”) to Assignee on the terms and subject to the conditions set forth in this Agreement, and Assignee is desirous of same;

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.     Purchase and Sale of Note Interests. Assignor hereby agrees to sell, assign and transfer to Assignee all of Assignor’s right, title and interest in and to the Note, and Assignee hereby agrees to purchase the Note for a purchase price equal to the current balance of the Note plus accrued interest through the date on which the Purchase Price is paid in full. Upon payment by Assignee to Assignor of the entire principal balance of the Note, together with accrued interest (the “Purchase Price”. Assignee shall be the holder of the Note for all purposes. Prior to payment in full of the Purchase Price, Assignor shall remain the sole holder of the Note.

2.       Payment of Purchase Price. The Purchase Price shall be paid in six Tranches as follows: Upon each such payment, (a) Assignee shall become the owner of all rights arising under the Note with respect to the purchased Tranche, including conversion rights set forth in the Note, and (b) Assignor relinquishes all rights and recourse against the Company in the amount of the purchased Tranche.

$20,000 on or before April 20, 2011;

$20,000 on or before May 7, 2011;

$20,000 on or before June 4, 2011;

$20,000 on or before July 2, 2011;

$20,000 on or before August 30 2011; and

$23,765.60 plus all interest accrued on the Note or before September 27, 2011.

3.          Transfer and Exercise of Conversion Rights. The parties agree that, upon Assignee’s payment of each Tranche amount as set forth herein, Assignee shall be vested with the right to immediately convert a portion of the indebtedness evidenced by the Note, equal to the amount paid pursuant to Section 2 above, into Common Stock of the Company equal to the dollar amount purchased divided by the Conversion Price, which the parties hereby agree shall by $0.01 per share. Upon payment each such Tranche amount, Assignee and Assignor shall send joint written notice to the Company of the amount paid. Assignee shall then be entitled to provide the Company with a Notice of Conversion, in the form of Annex I to the Note, effecting the conversion of such Tranche to Common Stock of the Company. The Company agrees that, notwithstanding that Assignee is not the Holder of record of the Note, the Company will honor all such Notices of Conversion delivered by Assignee, and will issue Common Stock of the Company to Assignee, in accordance with this provision, The parties agree that issuance of such shares by the Company shall constitute full satisfaction by the Company of its obligations under the Note with respect to the converted indebtedness.

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4.          Representations and Warranties of Assignor. Assignor hereby represents, warrants, and covenants to Assignee that Assignor is the sole owner of and has the exclusive right to the Note, free and clear of any and all liens, encumbrances, licenses, or claims of any nature, and has made no agreement with respect to same that is in conflict with this Agreement.

5.          Representations and Warranties of Assignee. Assignee hereby represents and warrants to Assignor and the Company as follows:

a. Assignee has full power and authority to enter into this Agreement, and this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of Assignee, enforceable against Assignee in accordance with its terms.

b. Assignee is purchasing the Note, and the Common Stock issuable upon conversion of the Note, for investment purposes and for Assignee’s own account, not as a nominee or again, and not with a view to the resale or distribution of any part thereof, and Assignee has no present intention of selling, granting any participation in, or otherwise distributing the same.

c. Assignee represents that it is an Accredited Investor as defined in Rule 501(a) promulgated under the Securities Act, and that it is experienced in evaluating and investing in securities of companies in a similar stage of development to the Company, and further acknowledges that it can bear the economic risk of such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Note.

d. Assignee understands that there is no market for the Note, and that the Note may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Note any and Common Stock issued on conversion of the Note or an available exemption from registration under the Securities Act, the Note and any Common Stock issued on conversion of the Note must be held indefinitely.

6.          Forbearance by Assignor. Assignor agrees that during the terms of this Agreement, unless Assignee defaults in its payment or other obligations under this Agreement, it will not convert any portion of the Note into stock of the Company.

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7.          Default and Remedies. In the event that Assignee fails to make ant Tranche payment in accordance with the Schedule set forth in Section 2 hereof, Assignor shall have the right to terminate this Agreement by giving written notice to Assignee, and may exercise such other rights and remedies as may be available under applicable law.

8.           General Provisions. This Agreement (a) shall be governed by and construed under the laws of the State of Colorado, without regard to principles of conflicts of laws; (b) constitutes the entire agreement between the parties with respect to its subject matter, superceding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between or among any or all of the parties in such respect; (c) may be amended, modified, or terminated only by a writing signed by all parties; (d) may be executed in facsimile or digital copy, and may exist in counterparts; and (c) shall bind and inure to the benefit of the parties and their respective successors and assigns, except that no obligation under this Agreement may be delegated, nor may this Agreement be assigned, without the prior written consent of all parties. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given when placed in the United States mail, postage pre-paid, addressed to the last known address of the party to be notified.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above first written.

DMBM, Inc.	University License Equity Holdings, Inc.
A New York corporation

By: /s/ Damon R. Devitt	By: /s/ David N. Allen
Duly Authorized Officer President	Duly Authorized Officer - Secretary

Viral Genetics, Inc.
a Delaware corporation

By: /s/ Haig Keledjian
Duly authorized Officer

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